Exhibit 10.3

[Vector Letterhead]

December 21, 2021

Howard M. Lorber

At the Address on File with the Company

Dear Howard:

This letter confirms our mutual understanding regarding your employment with Vector Group Ltd. (the “Company”) following the consummation of the transactions contemplated by the Distribution Agreement (the “Distribution Agreement”) by and between the Company and Douglas Elliman Inc. (“Spinco”) dated as of December 21, 2021. This letter becomes effective as of, and is conditioned upon the occurrence of, the Distribution Date (as defined in the Distribution Agreement) and your continued employment with the Company through that date. In the event the Distribution Date does not occur, or your employment with the Company terminates for any reason prior to the Distribution Date, then this letter will be null and void and of no force or effect.

Notwithstanding the requirements in your Employment Agreement with the Company dated as of January 27, 2006 (the “Employment Agreement”) to devote substantially all of your working hours to performing services for the Company, the Company consents to the commencement of your service as Spinco’s President and Chief Executive Officer and on its Board of Directors effective as of the Distribution Date, and recognizes that your responsibilities to Spinco will preclude you from devoting substantially all of your business time and attention to the Company’s affairs.

In exchange for such consent, you agree to devote to the Company’s affairs a sufficiently substantial portion of your business time and attention as may be reasonably necessary to accomplish the objectives of the Company. You also agree that, effective as of the Distribution Date, (i) the Company will pay you a base salary at the rate of $1,800,000 per annum and (ii) the Company will provide you with a $3,750 per month allowance for lodging and related business expenses and you will be entitled to a club membership and dues at one (1) club. You further acknowledge and agree that the foregoing changes to your compensation will not give rise to any rights to voluntarily termination your employment in connection with Section 6(e) of your Employment Agreement and collect severance.

Except as expressly set forth herein, the Employment Agreement shall remain in full force and effect in accordance with its terms. This letter may not be amended except by a writing executed by the parties hereto. This letter will be governed by and construed in accordance with the laws of the State of New York, without reference to principles of conflicts of law.

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If you agree that this letter correctly memorializes our understanding, please sign and return this letter, which will become a binding agreement on our receipt.

Sincerely,

Vector Group Ltd.

By:	/s/ James B. Kirkland III
Name:	James B. Kirkland III
Title:	Senior Vice President, Treasurer and Chief Financial Officer

Accepted and Agreed:

/s/ Howard M. Lorber
Howard M. Lorber

Date: December 21, 2021